Exhibit 10.14

[Letterhead of Lampe, Conway & Co., LLC]

May 18, 2007

DayStar Technologies, Inc. 13 Corporate Drive Halfmoon, NY 12065

Attention: Stephan DeLuca, Chief Executive Officer

Ladies and Gentlemen:

     You have advised Lampe, Conway & Co., LLC (together with the funds and accounts that it manages or advises, “LC”) that DayStar Technologies, Inc. (together with its affiliates, the “Company”) intends to raise capital through an equity financing (such transaction, the “Transaction”). Upon the terms, and subject to satisfaction of the conditions, set forth herein, LC hereby commits to provide certain bridge financing for the Company to finance the Company’s ongoing working capital prior to the consummation of the Transaction as described herein. The requested financing will be structured as a $4.0 million first lien term loan or note issuance (the “Financing”) having the terms set forth in Annex A, and will be subject to the conditions set forth in this letter and in the attached Annexes A and B hereto (collectively, the “Commitment Letter”).

1.	Closing:

LC’s obligations under this Commitment Letter shall expire on the earlier of (i) the date on which LC (or its designee) and the Company execute the Financing Documents (as defined below), reasonably satisfactory to LC and subject to the terms herein, and (ii) the date that is three weeks after the date hereof.

2.	Restrictions on Use:

Except as otherwise provided herein (or in any amendment hereto), neither the Company nor its advisors shall refer to either the existence of this letter agreement or the Financing either directly or indirectly in discussions with third parties unless given written approval to do so by LC; provided, however, that the Company may disclose this letter agreement and the Financing (a) to your employees and advisors to the extent you deem necessary for purposes of completing the Financing, and (b) to the extent required to be disclosed in any filing that may be required by law (including, but not limited to, disclosures made pursuant to the reporting requirements under the Securities and Exchange Act of 1934, as amended). The Company agrees to inform all such persons who receive information concerning this letter agreement that such information and this letter agreement are confidential and may not be disclosed to any other person.

Except as otherwise provided herein (or in any amendment hereto), neither LC nor its advisors shall refer to either the existence of this letter agreement or the Financing either directly or indirectly in discussions with third parties unless given written approval to do so by the Company; provided, however, that notwithstanding the foregoing restriction,

LC may disclose this letter agreement and the Financing (v) to the extent required to perform its normal due diligence, (w) to the extent required by law, (x) to its employees and advisors on a need-to-know basis, (y) to persons chosen by LC that may elect to participate along with LC as investors in the Financing and (z) to the extent previously disclosed by the Company. LC agrees that all such persons who receive information concerning this letter agreement shall be informed that such information and this letter agreement are confidential (to the extent it remains as such) and may not be disclosed to any other person.

3.	Indemnification and Contribution:

The Company agrees to the provisions with respect to LC’s indemnity and other matters set forth in Annex B, which are incorporated by reference into this Commitment Letter. This Section 3 shall terminate upon execution and delivery of the Financing Documents (as defined below) and the closing of the Financing and the Transaction, it being understood that such Financing Documents (as defined below) shall contain customary indemnification provisions in favor of LC and its affiliates.

4.	Reimbursement of Fees and Expenses:

By executing this Commitment Letter, within two (2) business days after presentation of reasonable documentation therefor, you agree to reimburse LC from time to time on demand for all reasonable out-of-pocket fees and expenses incurred by LC prior to the termination or expiration of this Commitment Letter (including, but not limited to, the reasonable fees and expenses of counsel to LC and search fees, due diligence expenses, transportation expenses, and consultant costs and expenses) incurred in connection with the Financing, the preparation of the Financing Documents (as defined below), regardless of whether any of the transactions contemplated hereby are consummated (the “Fees and Expenses”). Notwithstanding the foregoing, the Company’s obligation to reimburse LC for Fees and Expenses shall be limited to $150,000 until the parties have entered into the Financing Documents, and the Company hereby acknowledges that, once the parties have entered into the Financing Documents, the Company’s obligation to reimburse LC for Fees and Expenses shall not be subject to any cap.

5.	Conditions Precedent:

The following shall constitute the conditions precedent to closing the Financing:

	a.	The Company and LC shall have negotiated, executed and delivered (1) definitive debt issuance documents with respect to the Financing, and (2) all documents related to the foregoing, including legal opinions, corporate records, documents from public officials, officers’ certificates, customary evidence with respect to the Senior Notes that LC shall have a valid and perfected first priority lien and security interest in the collateral (the documents in Sections 5(a)(1) and 5(a)(2) collectively, the “Financing Documents”), which Financing Documents shall be in form and substance reasonably satisfactory to LC and its counsel;

	b.	The receipt of satisfactory evidence that LC has a valid and perfected first priority (subject to certain exceptions to be set forth in the Financing Documents) lien and security interest in all of the personal assets and property securing the Financing, including, without limitation, customary corporate certificates;

	c.	Since December 31, 2006, there shall not have occurred and be continuing any (i) material adverse change in or effect on: (x) the business, condition (financial or otherwise), assets, liabilities, operations, management, performance, properties, or prospects of the Company, (y) the ability of the Company to perform its obligations under the Financing Documents or (z) the ability of LC to enforce the Financing Documents (any of the foregoing being a “Material Adverse Change”); and (ii) material disruption or material adverse change or condition in the financial, lending or capital markets generally in each case, in LC’s sole judgment, at any time prior to the closing date; provided, however, that notwithstanding anything contained in this Section 5(c), all events disclosed in the Company’s public filings with the Securities and Exchange Commission prior to the date hereof shall in no event constitute a Material Adverse Change (to the extent the scope of such disclosures accurately reflect the magnitude of such condition or liability); and

	d.	The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to prohibit or otherwise prevent the Transaction or the Financing.

The terms of this Commitment Letter are intended as an outline of certain of the material terms of the Financing, but do not include all of the terms, conditions, covenants, representations, warranties, default clauses and other provisions that will be contained in the Financing Documents. The Financing Documents shall include, in addition, provisions that are customary or typical for financings of this type that are consistent with this Commitment Letter and Annex A hereto.

7.	Miscellaneous:

	a.	Governing Law; Jurisdiction. This letter agreement shall be governed by the internal laws of the State of New York, without regard to conflict of laws principles, except for applicable Federal law. All judicial proceedings brought against the parties to this letter agreement may be brought in any state or federal court of competent jurisdiction in the state of New York. By executing and delivering this letter agreement, the parties accept generally and unconditionally the exclusive jurisdiction and venue of such courts, waives any defense of forum non conveniens, and agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Company at its address provided in this letter.

	b.	Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL

OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LETTER AGREEMENT.

	c.	Integration. This Commitment Letter constitutes the entire agreement between the parties pertaining to the subject matter hereof and thereof and supersedes all prior discussions, term sheets, agreements and understandings of the parties in connection therewith.

d.	Third Party Beneficiary. This letter agreement is solely for the benefit of the parties hereto. No person shall be deemed to be a third party beneficiary of this letter agreement.

e.	Amendments; Assignments. This Commitment Letter may be amended, modified and supplemented only upon a written instrument executed by all of the parties to this Commitment Letter. This Commitment Letter may not be assigned by the Company without LC’s prior written consent (and any purported assignment without such consent shall be null and void). LC may, in its sole discretion, assign its commitments hereunder, in whole or in part, to one or more co-investors, and upon such assignment, LC shall be released from the portion of its commitment hereunder that has been assigned.

f.	Counterparts. This Commitment Letter may be executed in one or more counterparts, each of which shall be considered one and the same agreement.

Sincerely,

LAMPE, CONWAY & CO., LLC

By:	/s/ Steven Lampe

Name:	Steven Lampe

Title:	Managing Member

Please manifest your agreement with the terms and conditions contained in the

Commitment Letter by executing this letter agreement and returning it to us by noon Pacific Time on May __, 2007.

DAYSTAR TECHNOLOGIES, INC.

By:	/s/ Stephan J. De Luca

Name:	Stephan J. De Luca

Title:	Chief Executive Officer

Annex A SUMMARY OF TERMS DAYSTAR BRIDGE FINANCING

All terms used in this Summary of Terms but not defined in this Summary of Terms shall have the meaning given thereto in the letter to which this Summary of Terms is attached.

Terms of the Financing

Borrower:	DayStar Technologies, Inc. (the “Borrower”).

Guarantors:	All of the Borrower’s present and future domestic
subsidiaries (collectively, the “Guarantors”).

Facility:	First lien term loan or note issuance in the principal
amount of $4,000,000 (the “Senior Facility”).

Use of Proceeds:	General working capital and general corporate purposes.

Security:	The Senior Facility will be secured by perfected first
priority security interests in all assets (including, without limitation, accounts receivable, inventory, equipment,
general intangibles, intercompany notes, insurance
policies, investment property, intellectual property,
deposit accounts, cash and proceeds of the foregoing) of
the Borrower and each of the Guarantors, if any,
wherever located, now or hereafter owned.

Proceeds of the Senior Facility shall be funded and, to
the extent not used by the Company, kept in deposit
accounts controlled by LC in accordance with Section 9-
104 of the New York Uniform Commercial Code (such
deposit accounts, the “Controlled Accounts”). At any
time that an event of default under the Senior Facility is
not continuing, the Company may draw amounts from
the Controlled Accounts in the ordinary course of
business and not in excess of the Company’s expected
monthly expenditures (as disclosed in the Company’s
public filings). Any interest accrued on the funds in the
Controlled Accounts shall be kept, to the extent not used
by the Company, in the Controlled Accounts. Any
interest accrued on the funds in the Controlled Accounts
will belong to the Company, subject to the security
interest and other terms set forth herein.

Expected Closing Date:	The date that is two weeks after the date hereof.

Maturity:	6 Months.

Interest Rate:	10% per annum, payable monthly in cash.

Amortization:	None, bullet at maturity.

Payment Premium:	At any time (including maturity), at 102% of par.

Mandatory Prepayment:	Upon the consummation of the Transaction or any other
financing, the first use of proceeds from the Transaction
or such other financing shall be to repay the Senior
Facility at a repayment rate of 102% of par.

In the event the Company receives proceeds from any
asset sale or insurance proceeds, such proceeds shall be
used to repay the Senior Facility at a repayment rate of
102% of par.

Covenants:	The documents for the Financing will contain the
following covenants:

1. Covenants relating to the completion of the
Transaction, including, but not limited to, consummation
of the Transaction before a certain date and minimum
proceeds.

2. Affirmative and negative covenants customary for a
transaction of this nature, including, but not limited to, a limitation on debt incurrence, granting security interests,
sales of assets, restricted payments and investments,
consolidations, mergers and change of control, issuance
of subsidiary securities, joint ventures and transactions
with affiliates.

No financial maintenance covenants shall be included.

Governing Law:	The agreements contemplated hereby shall be governed
by the internal laws of the State of New York, without
regard to conflicts of laws principles.

ANNEX B

In the event that LC becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including, without limitation, stockholders or other equity holders of the Company, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter (the “Letter”), the Company periodically will reimburse LC for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also will indemnify, defend, protect and hold LC harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letter, and without regard to the exclusive or contributory negligence of LC or its affiliates, or the members, directors, agents, employees and controlling persons (if any), as the case may be, of LC and any such affiliate, except to the extent that any such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court to have resulted from the gross negligence or willful misconduct of LC in performing its obligations that are the subject of the Letter. If for any reason the foregoing indemnification is unavailable to LC or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by LC as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders or other equity holders on the one hand and LC on the other hand in the matters contemplated by the Letter as well as the relative fault of the Company and LC with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of LC and the members, directors, agents, investors, employees and controlling persons (if any), as the case may be, of LC and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, LC, any such affiliate and any such person. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, directors, agents, investors, employees or controlling persons shall have any liability based on its or their exclusive or contributory negligence or otherwise to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company have been found by a final, non-appealable judgment of a court to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letter; provided, however, that in no event shall such indemnified party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letter.